                  DESIGN, PROCUREMENT AND CONSTRUCTION MANAGEMENT
                                 SERVICES AGREEMENT


THIS DESIGN, PROCUREMENT AND CONSTRUCTION MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made effective May 13, 1998 (the "Effective Date") by and among EARTHSHELL CORPORATION, formerly known as EarthShell Container Corporation, a Delaware corporation ("EARTHSHELL"), SWEETHEART CUP COMPANY INC., a Delaware corporation ("SWEETHEART" and, together with EARTHSHELL, the "PROJECT OWNERS"), CH2M HILL INDUSTRIAL DESIGN CORPORATION, an Oregon corporation ("CH2M"), and IDC CONSTRUCTION MANAGEMENT, INC., an Oregon corporation ("IDC" and, together with CH2M, the "IDC PARTIES").


                                      RECITALS

     A. IDC, a wholly-owned subsidiary of CH2M, provides design, procurement, construction management, design/build, system integration, industrial engineering, consulting and other services. IDC, through its business unit known as THE FOOD GROUP ("TFG"), has substantial experience and expertise in the design and installation of food processing facilities and in providing related services to the food products industry.

     B. EARTHSHELL is engaged in the business of developing and sublicensing the production of packaging material with product applications for food service disposables.

     C. SWEETHEART manufactures and supplies foodservice disposables and owns a manufacturing facility located at 9830 Reistertown Road in Owings Mills, Maryland (the "Sweetheart Facility"). Pursuant to the Operating Agreement entered into by EARTHSHELL and SWEETHEART on October 16, 1997 (the "Operating Agreement"), SWEETHEART has agreed that a portion of the Sweetheart Facility will serve as a production facility for hinged sandwich containers for McDonald's Corporation that utilize packaging material sublicensed from EARTHSHELL ("Products"). The Operating Agreement contemplates that EARTHSHELL will install certain operating lines of equipment for manufacturing Products ("Process Equipment Lines") at the Sweetheart Facility and in connection therewith that various modifications will be required to be made to the Sweetheart Facility and related infrastructure (the "Project").

     D. EARTHSHELL and SWEETHEART wish to engage TFG, and TFG wishes to be engaged, (i) to provide design and construction management services relating to the renovations to be made to the Sweetheart Facility, (ii) to assist with the procurement and installation of the Process Equipment Lines and (iii) to provide consulting and other services relating to the Project, all on the terms and conditions set forth below.

NOW, THEREFORE, for good and sufficient consideration, EARTHSHELL, SWEETHEART, IDC and CH2M (each a "PARTY" and collectively, the "PARTIES") agree as follows:

                                     ARTICLE 1
                                   SCOPE OF WORK

1.1 TFG agrees to furnish to EARTHSHELL and SWEETHEART on a timely basis the design, procurement, construction management, design/build, system integration, industrial engineering, consulting and other services required for the Project, as more specifically set out in the Scope of Work attached hereto as Exhibit A and incorporated into this Agreement (the "Scope of Work").

                                     ARTICLE 2
                               TFG'S RESPONSIBILITIES

2.1 TFG shall perform and complete in accordance with the Target Contract Schedule (as defined in Article 5.1) the services and other work contemplated by the Scope of Work ("Work") in a professional and competent manner, with the skill and diligence that would be expected of a world-class engineering services firm. All employees of TFG who render services in connection with the Project shall have appropriate training and experience for the particular Work that they perform.

2.2 All design documents (the "Facility Design Documents") relevant to the renovation of the Sweetheart Facility and the related infrastructure modifications (the "Facilities Modifications") pursuant to the Scope of Work shall be subject to review by each PROJECT OWNER. All design documents (the "Process Equipment Design Documents") relevant to installation of Process Equipment Lines (the "Equipment Installation") pursuant to the Scope of Work shall be subject to review by each PROJECT OWNER. EARTHSHELL shall review and approve or otherwise comment on the Facility Design Documents and the Process Equipment Design Documents in accordance with the provisions of Article 3.2. SWEETHEART hereby authorizes TFG to perform the Facilities Modifications pursuant to the Scope of Work. Notwithstanding this authorization, TFG shall at all times be responsible for the design of the Facilities Modifications in order to permit the installation and operation of the Process Equipment in the manner contemplated by this Agreement. The Parties agree and acknowledge that this
Article 2.2 does not create any warranty by TFG with respect to the Process Equipment.

2.3 TFG shall be responsible for all construction activities, inspection, labor, materials, tools, construction equipment and its subcontracted items for the execution and completion of Work, and for security for on-site materials.

     2.3.1 TFG shall keep the area of the Project where Work is performed free from the accumulation of waste materials and rubbish caused by its operations, consistent with its needs in performing Work. At the completion of all Work, TFG shall remove its waste materials and rubbish from and around the Project as well as its tools, construction equipment, machinery and surplus materials.

     2.3.2 TFG shall take necessary precautions for the safety of its employees, the employees of each PROJECT OWNER and others located at or around the Project and shall comply with all applicable provisions of federal, state and local safety laws and regulations to prevent accidents or injury to persons on, about or adjacent to the Project site.

     2.3.3 Except to the extent otherwise provided in the Scope of Work, TFG shall directly or through one or more subcontractors obtain and pay for all necessary construction and construction-related permits and licenses. TFG shall pay all governmental charges and inspection fees payable in connection with the construction relating to Project ("Project Construction"). TFG shall pay all temporary utility charges attributable to Project Construction. SWEETHEART shall provide for all other utilities, and pay for all charges attributable to such other utilities, including all extension and hook-up charges for the Process Equipment Lines.

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

     2.3.4 TFG shall be directly responsible for originating and executing all purchase orders relating to Facilities Modifications, including all equipment being acquired as part of the Facilities Modifications. All purchase orders for process equipment being utilized in Process Equipment Lines that is hereafter acquired by EARTHSHELL shall be originated by TFG, but shall be approved and executed by EARTHSHELL through its Chief Executive Officer or his designee.

2.4 All materials and equipment provided by TFG or its subcontractors under this Agreement will be new, unless otherwise specified in the plans and specifications approved by the PROJECT OWNERS pursuant to the Scope of Work (the "Approved Plans and Specifications"). TFG warrants to each PROJECT OWNER that all TFG Work (including without limitation all equipment and materials provided by TFG or its subcontractors) will be free from defects in design, material and workmanship, and title; shall conform in all respects with the Scope of Work and the Approved Plans and Specifications; shall be fit and suitable for the purposes and under the conditions made know to TFG, and shall be of good quality.

     2.4.1 During the two (2) year period commencing on the Final Completion of Facilities Modifications, in the case of Facilities Modifications, or the Start of Full Commercial Production, in the case of each Process Equipment Line, TFG, at its sole cost and expense, shall correct all Work performed by it under this Agreement which fails to conform with the requirements of this Agreement or which otherwise proves to be defective in any respect. TFG shall use all reasonable efforts to correct any defective Work as soon as reasonably practicable after either PROJECT OWNER provides TFG with notice thereof or after TFG otherwise discovers the existence of the defect in question. TFG's obligations under this Article 2.4.1 extend solely to the Work.

     2.4.2 TFG shall obtain for the benefit of the PROJECT OWNERS all warranties and guarantees from equipment vendors and subcontractors that are required by the Contract Documents (as defined in Article 14.1), which warranties shall extend for at least the period specified in Article 2.4.1 except to the extent EARTHSHELL and SWEETHEART (in the case of warranties relating to Facilities Modifications) shall have otherwise agreed to a longer period. Except as otherwise provided in the Scope of Work, hardware or other equipment furnished by TFG hereunder but manufactured by others will be subject to the manufacturer's warranty provided therewith. Extended warranties with respect to such equipment may be purchased from manufacturers and extended to EARTHSHELL or, in the case of equipment forming a part of the Facilities Modifications, SWEETHEART. TFG shall be primarily responsible for handling, and shall otherwise assist EARTHSHELL or SWEETHEART, as the case may be, with, any equipment or facility warranty issues that arise during the life of any equipment or facility warranty, and with equipment, facility or system acceptance procedures, as more specifically provided in the Scope in Work.

2.5 TFG shall perform and cause its subcontractors to perform all Work in accordance with all federal, state and local laws, codes, regulations and other applicable standards in effect at the time of performance of the Work. TFG represents and warrants to each PROJECT OWNER that it is authorized to do business in the State of Maryland and is properly licensed and registered by or with all appropriate authorities.

2.6 All designs, drawings, specifications, documents, and other work products delivered by TFG hereunder are "Instruments of Service" for the Project, whether or not the Project is

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completed. Instruments of Service, and all intellectual property rights therein or related thereto, to the extent they relate primarily to Facilities Modifications, shall become the property of SWEETHEART and, to the extent they do not relate primarily to Facilities Modifications, shall become the property of EARTHSHELL, in each case upon full payment for services rendered in accordance herewith. Each PROJECT OWNER hereby releases and agrees to indemnify, defend and hold harmless TFG and its, agents, consultants and subconsultants from any and all claims, demands, costs, suits or actions that result from or arise out of such PROJECT OWNER or a third party authorized by such PROJECT OWNER using in any manner such Instruments of Service on other projects without the prior written consent of TFG (it being agreed that such consent shall be deemed to be given automatically in the case of any other project on which TFG is engaged by EARTHSHELL for compensation). Except as may be provided in any applicable agreement into which TFG hereafter may enter with one or both of the PROJECT OWNERS, and except for Facilities Modifications intended to accommodate up to four (4) additional Process Equipment Lines, use by either PROJECT OWNER of any of the Instruments of Service on any other project without the written permission of TFG shall be at such PROJECT OWNER'S sole risk and without liability or legal expense to TFG. If TFG and EARTHSHELL jointly participate in additional projects of the same nature TFG's written permission will not be unreasonably withheld or delayed.

2.7 TFG shall maintain complete Project records for a period of three (3) years after final payment hereunder, and shall provide copies of such records to EARTHSHELL and/or SWEETHEART upon reasonable request. If TFG intends to destroy any such records, it shall provide reasonable advance notice to each PROJECT OWNER so that each will have the opportunity to retain an original or copy of such records at their own respective cost. EARTHSHELL or SWEETHEART may audit such documents as are related to their portions of the Project at any reasonable time up to three (3) years after final payment hereunder.

2.8 TFG shall maintain in a safe place at the Project site one record copy of all drawings, specifications, addenda, written amendments, Change Orders, and field orders, in good order and annotated to show changes made during construction. These record documents together with all approved submittals will be available at all times to each PROJECT OWNER for reference. Upon completion of all Work, these record documents and submittals, including a reproducible set of record drawings, will be delivered to each PROJECT OWNER.

2.9 TFG shall designate a Project Manager (the "TFG Project Manager") who shall have decision-making authority (including authority to approve Change Orders) and who shall be responsible for coordinating the performance of the Work with the Owner Project Managers.

                                     ARTICLE 3
                         RESPONSIBILITIES OF PROJECT OWNERS

3.1  EARTHSHELL shall pay TFG in current funds the Compensation as set out in
Article 6, when and as provided in Article 8. EARTHSHELL represents that it has readily available sufficient and unencumbered U.S. funds for payment of its obligations under this Agreement.

3.2 Each PROJECT OWNER shall use reasonable efforts to timely conduct all required reviews and approvals of design, Change Orders and other documents relating to the performance of Work; provided that SWEETHEART'S review and approval shall be limited to layout design, composition and location of Process Equipment and any structural alterations to the Facility. TFG shall use its best efforts to provide each PROJECT OWNER with reasonable

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

advance notice of the date on which TFG expects to deliver to such PROJECT OWNER any designs, Change Orders or other documents relating to the performance of Work as to which TFG will be requesting the review or approval of such PROJECT OWNER. To that end TFG will furnish to each PROJECT OWNER on a weekly basis, a schedule reflecting TFG's good faith best estimate, based on all information known or reasonably available to it, of each design, Change Order and other document relating to the performance of Work that TFG will be requesting a review or approval of by such PROJECT OWNER. The parties agree that, subject to TFG providing reasonable advance notice to each PROJECT OWNER of the required review or approval in question and subject to extraordinary circumstances such as the travel schedules of the relevant PROJECT OWNER representatives, three business days after receipt of the relevant document generally will be deemed to be the reasonable time period within which each PROJECT OWNER will be expected to provide any required review and approval pursuant to this Article 3.2. Each PROJECT OWNER agrees and acknowledges that any failure by such PROJECT OWNER to provide any such required review or approval within such reasonable time after receipt by such PROJECT OWNER of the design, Change Order or other document in question may result in delays in the progress of Work. Any such delays, to the extent caused by any such failure by a PROJECT OWNER, shall not subject TFG to penalties under Article 6.5.

3.3 On the Effective Date or within 30 days thereof, each PROJECT OWNER shall designate in writing a representative (each, an "Owner Project Manager") who shall have decision-making authority and shall be fully acquainted with the Work. Each Owner Project Manager shall have full authority to approve Change Orders and shall use reasonable efforts to render decisions promptly and provide information expeditiously. Owner Project Managers shall also coordinate decisions regarding the Work with each other. Each PROJECT OWNER shall give directions for TFG's consultants, subcontractors and suppliers only through TFG.

3.4 SWEETHEART shall cooperate with TFG in securing building and other permits, licenses, inspections and approvals. SWEETHEART shall ensure that TFG has all reasonably required access to the Sweetheart Facility to perform the Work and meet schedules set out in this Agreement.

3.5 Each PROJECT OWNER shall provide to TFG all technical data in its possession, including reports, maps, surveys, borings, process descriptions, material balance sheets, P&IDs, and other information reasonably required by TFG and relating to Work. Such information shall include EARTHSHELL's requirements for the Project, design criteria or constraints, and copies of design and construction details or standards that EARTHSHELL requires to be included. SWEETHEART shall provide all necessary surveys in its possession describing the physical characteristics, soil reports and subsurface investigations, legal limitations, and utility locations and a legal description for the Project site. TFG shall be responsible to make such additional investigations as it deems necessary to perform the Scope of Work.
 Unless TFG has knowledge to the contrary, TFG is entitled to rely on all of the information provided by EARTHSHELL and/or SWEETHEART in performing Work. SWEETHEART acknowledges that in the remodeling of existing structures, certain decisions are made based on available documents and observations of existing conditions. Unless specifically directed in writing by SWEETHEART, TFG shall not perform or have performed any destructive testing or open any concealed portions of the building to ascertain its actual condition. If TFG's reasonable assumptions regarding such conditions are incorrect, EARTHSHELL and SWEETHEART agree that TFG will not be held

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responsible for any additional work or costs, or schedule changes required to correct any ensuing problems, or for any injury to persons or damage to property based upon such assumptions.

3.6 Each of EARTHSHELL, SWEETHEART and TFG (each a "PROJECT PARTY") shall give prompt written notice to each other PROJECT PARTY whenever such PROJECT PARTY observes or otherwise becomes aware of any development that materially affects the Work, or its schedule or any defect in the Work of TFG or its subcontractors.

3.7 SWEETHEART shall provide TFG, its employees, and subcontractors present on any job site, available safety information and requirements, including but not limited to, material safety data sheets ("MSDS") for all known hazardous substances not introduced by TFG, to which TFG's employees or subcontractors might potentially become exposed.

     3.7.1 Except as specifically described in the Scope of Work, TFG has not agreed to perform any Work related to asbestos, polychlorinated biphenyl
(PCB) or other hazardous substances. SWEETHEART will be responsible for any hazardous condition encountered at the Sweetheart Facility which was not identified in the Contract Documents. EARTHSHELL and SWEETHEART shall not be responsible for materials creating a hazardous condition brought to the Project site by TFG, its subcontractors, suppliers or anyone else for whom TFG is responsible. TFG shall not bring hazardous substances to the Project site, unless required for purposes of carrying out the Work, with EARTHSHELL's and SWEETHEART's permission, and in compliance with federal, state and local laws and regulations.

     3.7.2 In the event TFG encounters materials on the Project site reasonably believed to be a hazardous substance, which has not been rendered harmless and was not anticipated in the Scope of Work, TFG and any affected subcontractor shall immediately (i) stop all construction in connection with such hazardous condition and in any area affected thereby (except in an emergency), and (ii) notify SWEETHEART (and thereafter confirm such notice in writing). SWEETHEART shall promptly take corrective action, if any. TFG shall not be required to resume construction in connection with such hazardous condition or in any such affected area until after SWEETHEART has obtained any required permits and delivered to TFG special written notice either (x) specifying that such hazardous condition and any affected area is or has been rendered safe for the resumption of construction, or (y) specifying any special conditions under which such construction may be resumed safely. EARTHSHELL and SWEETHEART shall agree to any necessary schedule changes caused by any corrective action required by this Article 3.7.2 without penalty to TFG under
Article 6.5.

     3.7.3 To the fullest extent permitted by law, SWEETHEART shall indemnify and hold harmless TFG, its subcontractors, suppliers and the officers, directors, employees, agents, other consultants and subcontractors of each, from and against all claims, costs, losses and damages (including but not limited to reasonable fees and expenses charged by engineers, architects, attorneys and other professionals and court or arbitration or other dispute resolution costs), arising out of or in any way connected with the presence, discharge, release, or escape of hazardous substances of any kind by SWEETHEART at the Sweetheart Facility, including, but not limited to asbestos, PCBs, or any solid, liquid, gaseous, or thermal irritant or contaminant, including smoke, vapor, fumes, chemicals, acids or alkalis, and waste; provided that (i) any such claim, cost, loss or damage is attributable to bodily injury, sickness, disease or death, or to damage to or destruction of tangible property (other than completed construction services), including the loss of use resulting therefrom, and (ii) nothing in this paragraph shall obligate

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SWEETHEART to indemnify any individual or entity from and against the consequences of that individual's or entity's own negligence or willful misconduct.

3.8 If TFG provides services related to life safety monitoring systems, it is agreed that a functional acceptance test at which representatives of each PROJECT PARTY are present shall be performed on the completed life safety monitoring system. The objective of the functional acceptance test will be to document the system operation and compliance with specified performance requirements agreed to by the PROJECT PARTIES. Upon satisfactory completion of the functional acceptance test, SWEETHEART shall accept, in writing, responsibility for the operations and maintenance of the system. SWEETHEART shall properly maintain the system and train its employees or contractors to operate the system. TFG shall have no further liability or responsibility for the system, its operation, its maintenance or the results of said operation and maintenance.

3.9 Each PROJECT PARTY shall provide TFG with all readily available information and assistance TFG reasonably needs to obtain necessary permits and licenses for the Work.

3.10 Each PROJECT PARTY acknowledges that timely and complete execution of the Work will require the full and joint cooperation of all parties, and they agree to use reasonable efforts to expedite decisions and communications affecting the Work.

                                     ARTICLE 4
                                    SUBCONTRACTS

4.1 All portions of Work which TFG does not perform with its own forces shall be performed under written subcontracts with appropriately qualified subcontractors.

4.2 TFG shall be responsible for the management of its subcontractors in the performance of their portion of the Work. TFG, at a minimum, shall cause all applicable provisions of this Agreement to be included in all subcontracts and purchase orders with its subcontractors and suppliers at all tiers to impose on them similar obligations and requirements as in this Agreement. TFG shall not be responsible for any work or services provided by others not engaged by TFG or any of its subcontractors or otherwise under the direct control of TFG.

                                     ARTICLE 5
                                 CONTRACT SCHEDULE

5.1 Work to be performed under this Agreement shall be managed in accordance with the contract schedule attached as Exhibit B hereto (the "Target Contract Schedule"), subject to any Change Orders issued in accordance with Article 7 and subject to the provisions of this Article 5. The Target Contract Schedule will be updated from time to time as the Work progresses, with the first updated Target Contract Schedule being contemplated to be provided by June 26, 1998. The Work will be managed using a target date of September 26, 1998 as the Start of Full Line Debug for the first Process Equipment Line. TFG agrees to provide its best efforts to manage its resources and activities under its direct control, including activities of its subcontractors, (i) to achieve this date and (ii) otherwise to commence and complete Work in accordance with the Target Contract Schedule. EARTHSHELL agrees to support this target date by authorizing, where appropriate, overtime and other schedule acceleration techniques with TFG (it being agreed that members of TFG's architects and engineers, irrespective of the total number of hours worked in any given week, will not be billed at premium overtime rates or otherwise at rates not expressly set out in the Proposal submitted by TFG to EARTHSHELL on April 24, 1998) and its

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subcontractors and suppliers, and with the PROJECT OWNERS and its equipment suppliers, recognizing that such efforts will have a material effect on the cost of Work.

     5.1.1 The term "day" shall mean calendar day, unless otherwise specifically designated. Definitions for the stages of completion of the Facilities Modification, namely "Substantial Completion" and "Final Completion"; and the stages of completion for each Process Equipment Line, namely, "Start of Full Line Debug" and "Start of Full Commercial Production" are more specifically set out in Exhibit B hereto and are incorporated by reference herein.

5.2 The date on which all Facilities Modifications are substantially completed subject only to punchlist items, as more specifically defined in Exhibit B, shall constitute "Substantial Completion of Facilities
Modifications" for purposes hereof.

5.3 Final completion of all Work relating to the Process Equipment Lines will be achieved upon final acceptance by EARTHSHELL of each Process Equipment Line at the Start of Full Commercial Production, as more specifically defined in Exhibit B. Final completion of all Facilities Modifications ("Final Completion of Facilities Modifications") shall be achieved upon final acceptance of the Facilities Modifications by EARTHSHELL and SWEETHEART, as more specifically defined in Exhibit B.

5.4 Warranties of TFG set forth in this Agreement (including the Scope of Work) shall continue in effect during the following periods: (i) during the two (2) year period commencing on the Final Completion of Facilities Modifications, in the case of Facilities Modifications, or (ii) during the two (2) year period commencing on the relevant Start of Full Commercial Production, in the case of each Process Equipment Line (it being agreed and understood that warranties passed through by TFG pursuant to Article 2.4.2 may extend for longer periods). The Final Completion of Facilities Modification and the Start of Full Commercial Production of each Process Equipment Line shall be established by certificates issued by TFG and approved by EARTHSHELL and SWEETHEART.

5.5 Time is of the essence in the performance of Work. If TFG is delayed at any time in the progress of Work by any act or neglect of either PROJECT OWNER or any consultant, contractor or vendor separately employed or engaged by either PROJECT OWNER, by changes ordered in the Work pursuant to Article 7, delay in delivery or nonperformance of equipment vendors, by adverse weather conditions; by site conditions that could not reasonably have been anticipated by TFG, permit delays, circumstances described in Articles 3.2,
3.5 and 3.7 of this Agreement; or by any other force majuere causes beyond TFG's control, then the dates of each Start of Full Line Debug shall be extended by Change Order for the period of time caused by such delay.

                                     ARTICLE 6
                                    COMPENSATION

6.1 EARTHSHELL shall pay TFG compensation for all Work on the following basis, and as more specifically defined in Exhibit C hereto ("Compensation"):

     a. For design and construction management fees, on a time and materials basis, as set out in Exhibit C hereto; and

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

     b. For the cost of the Work defined in the Scope of Work as "Construction Work", on a time and materials basis which shall be determined according to the rates and other information contained or referred to in Exhibit C hereto.

No Compensation or other consideration shall be payable by SWEETHEART in respect of the Work (the full consideration for all Work being the Compensation payable by EARTHSHELL as provided above in this Article 6.1).

6.2 TFG has provided EARTHSHELL, as of April 24, 1998, TFG's good faith best estimate, based on all information known or reasonably available to it, of the total cost of all design, procurement and construction management fees that TFG will incur in performing and completing all Work hereunder (the "EPCM Fee Estimate"). TFG has provided EARTHSHELL, as of about May 1, 1998, its good faith best estimate, based on all information known or reasonably available to it, of the construction costs of the Work (the "Construction Cost Estimate").
On or before the fifteenth day of each month during the performance of Work hereunder, TFG shall provide a report to EARTHSHELL which shall set forth a revised and updated EPCM Fee Estimate, and the Construction Cost Estimate, as appropriate, that reflects TFG's then current good faith best estimates, based on all information then known or reasonably available to it. In addition, TFG shall promptly notify the PROJECT OWNERS in writing if for any reason TFG determines that the most recent EPCM Fee Estimate and Construction Cost Estimate are at material variance with TFG's then current good faith best estimates of the relevant total costs.

6.3 The Compensation is based upon the Scope of Work, and applicable laws, ordinances, codes, rules and regulations in effect on the Effective Date.

6.4 EARTHSHELL and TFG may enter into separate compensation arrangements for the Work or portions of it. Nothing herein shall affect any separate arrangements into which EARTHSHELL and SWEETHEART may enter with respect to Compensation or other matters involving the Project and EARTHSHELL's and SWEETHEART's respective rights and obligations hereunder; provided, however, that any such arrangements shall not create any third party beneficiary rights in favor of TFG.

6.5 If the Start of Full Line Debug with respect to the first Process Equipment Line (the "First Start of Full Line Debug") has not occurred by January 21, 1999 (subject to any extension implemented through a Change Order) other than by reason of Changes in Work or Schedule, or circumstances beyond the control of TFG that are described in Article 5.5, then, for each day on and after January 21, 1999 that the First Start of Full Line Debug is so delayed, TFG shall pay (as liquidated damages) to EARTHSHELL (or, if amounts are then owing to TFG hereunder, credit against such amounts) the sum of $20,000 per day until the First Start of Full Line Debug has occurred; and, during the period the foregoing $20,000 amount is payable by TFG, TFG shall not be entitled to receive any design, procurement and construction management fees in respect of any Work relating to the first Process Equipment Line. Notwithstanding the foregoing, the aggregate amount payable by TFG pursuant to this Article 6.5 shall in no event exceed thirty per cent (30%) of the total design, procurement and construction management fees paid or to be paid to TFG for services by its staff (excluding design subconsultants) under this Agreement in respect of the first Process Equipment Line. No penalty will be payable hereunder to the extent any delay is caused by any event or circumstance described in Article 5.5 or by reason of a failure of a PROJECT OWNER to timely review or approve documents pursuant to Article 3.2.

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                                     ARTICLE 7
                                  CHANGES IN WORK

7.1 EARTHSHELL and/or SWEETHEART, without invalidating this Agreement, may order changes to the Scope of Work consisting of additions, deletions or other revisions ("Changes in Work"); provided that (i) Changes in Work involving the Facility Design Documents or otherwise relating primarily to the Facilities Modifications shall be ordered by EARTHSHELL and SWEETHEART and (ii) Changes in Work involving the Equipment Design Documents or otherwise relating primarily to the Equipment Installation shall be ordered solely by EARTHSHELL. All Changes in Work shall be made pursuant to written Change Orders. In the event that TFG determines a Change in Work requires an adjustment to the Compensation and/or the Target Contract Schedule, the Change in Work shall not be effective unless any such adjustment shall have been agreed to in writing by each Owner Project Manager pursuant to Change Order.

     7.1.1 A "Change Order" is a written order to TFG signed by EARTHSHELL and/or SWEETHEART or their authorized agent, issued after the execution of this Agreement, directing a Change in Work and/or an adjustment in the Compensation and/or an adjustment in the Target Contract Schedule.

7.2 If TFG believes that Changes in Work or other changed circumstances warrant an extension to the Target Contract Schedule, it shall give EARTHSHELL and SWEETHEART written notice thereof. Within a reasonable time after EARTHSHELL and SWEETHEART receives any such notice, the PROJECT PARTIES shall meet and discuss any extension to the Target Contract Schedule that may be appropriate as a result of any such Changes in Work or other changed circumstance. Under no circumstances shall TFG delay the performance of any previously contracted Work on account of any such Changes in Work or changed circumstances.

7.3 SWEETHEART, in the case of the Facilities Modifications, and EARTHSHELL, in the case of the Process Equipment Installation, may order minor Changes in the Work not involving a material amount of additional fees or expenses or an adjustment of the Target Contract Schedule, and not inconsistent with the Scope of Work. Such Changes in the Work shall be effected by written order.

                                     ARTICLE 8
                               PAYMENTS TO AND BY TFG

8.1 TFG shall invoice EARTHSHELL and, to the extent the Facilities Modifications are involved, shall provide copies of the invoices to SWEETHEART. EARTHSHELL shall make payments to TFG monthly as follows:

     8.1.1 At least fifteen (15) days prior to the first invoice given by TFG hereunder, the PROJECT PARTIES shall agree to the forms and what data will be needed to substantiate all Applications for Payment by TFG and will agree on the form of Applications for Payment that will be utilized. TFG's Applications for Payment shall be based on the schedule and any requirements set out in Exhibit C.

     8.1.2 On or before the fifteenth day of each month after Work has commenced, TFG shall submit to EARTHSHELL and to SWEETHEART an Application for Payment, in the form agreed to pursuant to Article 8.1.1, together with such detail as EARTHSHELL may require, based on Work completed and materials ordered for the period ending on the twenty-fifth (25th) day of the preceding month, less the aggregate of amounts previously paid by EARTHSHELL.

     8.1.3 Within twenty (20) days after receipt of a monthly Application for Payment, EARTHSHELL shall pay directly to TFG a payment in respect of Work completed (a "Progress Payment") equal to ninety per cent (90%) of the amount shown as due in the Application for Payment, less any amount as to which EARTHSHELL requires further substantiation or a bona fide dispute exists. Each Application for Payment will include a retention equal to ten per cent (10%) of the amount shown as due, which retention shall not be due and payable until the time specified in Article 8.4. The amount of the retention that relates to Facilities Modifications (the "Facilities Retention") and the amount of the retention relating to all other Work (the "Equipment Retention") will be separately accounted for. Within fifteen (15) days after its receipt of each monthly Application for Payment, EARTHSHELL shall notify TFG in writing if all or any part of such Application for Payment has been disapproved, with a copy to SWEETHEART with respect to any Facilities Modifications as to which any such disapproval relates.

     8.1.4 If EARTHSHELL fails to pay any Compensation payable to TFG hereunder, when due, TFG may, at any time, serve written notice to EARTHSHELL and SWEETHEART, that it will stop Work within fifteen (15) days after such notice, and after such fifteen (15) day period, stop Work until it receives payment of the amount due. In addition, commencing at the conclusion of such fifteen (15) day period, TFG may charge EARTHSHELL interest on any outstanding amounts at two (2%) over prime per annum.

8.2 TFG warrants and guarantees that title to all Work, materials and equipment to be incorporated in the Project covered by an Application for Payment, whether then incorporated in the Project or not, will pass to EARTHSHELL, in the case of equipment and related materials, or to SWEETHEART, in the case of fixtures and improvements that are integrated into and form a part of the Sweetheart Facility, free and clear of all liens, claims, security interests or encumbrances, in each case subject to EARTHSHELL having paid to TFG the full amount due in respect of the Work, materials and equipment in question.

8.3 No Progress Payment or any partial or entire use or occupancy of the Project by EARTHSHELL and/or SWEETHEART shall constitute an acceptance of any Work not in accordance with the Scope of Work and Approved Plans and Specifications.

8.4 Final Payments of the unpaid balances of the Compensation shall be due and payable as follows: (i), in the case of the Facilities Retention and all other unpaid Compensation relating to Facilities Modifications, (30) thirty days after Final Completion of Facilities Modifications; and (ii), in the case of the Equipment Retention and all other Compensation relating to a particular Process Equipment Line, (A) one-half of such Equipment Retention shall be paid thirty (30) days after the Start of Full Commercial Production-Phase 1 of such Process Equipment Line and (B) the remaining amount of Equipment Retention and all such other Compensation shall be paid within thirty (30) days of the earlier to occur of (I) the Start of Full Commercial Production-Phase 2 of such Process Equipment Line or (II) the date on which TFG shall have demonstrated to the satisfaction of EARTHSHELL that the Start of Full Commercial Production-Phase 2 has not occurred within one hundred and twenty (120) days after the Start of Full Commercial Production-Phase 1 solely by reason of delays caused by any event or circumstance described in Article 5.5; provided that in each case EARTHSHELL shall have the right to retain the reasonable cost to perform and finally complete any agreed to punch list Work items that remain to be completed on Final Payment. EARTHSHELL shall pay such amount retained for punch list Work within fifteen (15) days after the punch list Work items are completed or at the time of Final Payment, whichever occurs last.

8.5 Before each Progress Payment and each Final Payment, TFG shall provide EARTHSHELL, with a copy to SWEETHEART to the extent any Facilities Modifications are relevant thereto, partial and final construction lien, stop notice, and bond claim waivers and releases, from TFG and all its subcontractors. The waivers and releases shall apply to all Work performed through the date for which payment is to be made and may be conditioned upon payment of the pay estimate. If EARTHSHELL makes all required payments and a lien or stop notice is filed on the Project or Project proceeds related to the Work, TFG at its expense shall remove the lien or stop notice from the Project or Project proceeds, by payment or release bond, within twenty (20) days after written demand from EARTHSHELL, and TFG shall defend and indemnify each PROJECT PARTY, its officers, directors, agents and employees, and such PROJECT PARTY'S lenders and other secured parties, if any, from such liens and stop notices.

8.6 TFG shall pay its first-tier subcontractor and its other first-tier payees performing Work, after receipt of payment from EARTHSHELL, an amount equal to the percentage of completion allowed to TFG on account of their Work. TFG shall require each first-tier subcontractor and other first-tier payees to make similar payments to lower tier subcontractors and payees. If TFG withholds such payment due to a bona fide dispute, TFG may notify EARTHSHELL, with a copy to SWEETHEART, and EARTHSHELL shall withhold such funds from TFG until the dispute is resolved.

                                     ARTICLE 9
                          INDEMNITY, INSURANCE, WAIVER OF
                             SUBROGATION AND LIABILITY

9.1 TFG shall defend, indemnify and hold harmless each PROJECT OWNER from and against all claims, damages, injuries, costs, penalties, actions, suits and liabilities of all kinds, including without limitation attorneys' fees, for personal injury, illness or death of any person, including TFG's employees, and damage to or destruction of property, arising out of or related to Work, to the extent caused by the negligent or intentional acts or omissions of TFG, or anyone for whom TFG is legally responsible (including without limitation any subcontractors engaged by TFG), or by breach of this Agreement, except that in no instance shall TFG be required to indemnify either PROJECT OWNER against such liabilities or damages caused primarily by the negligence of such PROJECT OWNER.

9.2 Each PROJECT OWNER shall defend, indemnify and hold harmless TFG from and against all claims, damages, injuries, costs, penalties, actions, suits and liabilities of all kinds, including without limitation attorneys' fees, for personal injury, illness or death of any person, including such PROJECT OWNER's employees, and damage to property, arising out of or related to Work, to the extent caused by the negligent or intentional acts or omissions of such PROJECT OWNER, or anyone for whom such PROJECT OWNER is legally responsible, or by breach of this Agreement, except that in no instance shall such PROJECT OWNER be required to indemnify TFG against such liabilities or damages caused primarily by the negligence of TFG or the other Project Owner.

9.3 TFG shall purchase and maintain insurance as described below for TFG's operations under this Agreement:

          a. Umbrella coverage                 $10,000,000

          b. Workers' Compensation             Statutory Limits

          c. Employer's liability              $1,000,000

          d. Commercial general liability      $1,000,000 (per occurrence and aggregate)

          e. Automobile liability              $1,000,000 (combined single limit)

          f. Professional liability            $2,000,000 (per claims and aggregate)

     9.3.1 The insurance required by Article 9.3 shall be maintained without interruption from date of commencement of Work until completion, except that the Professional Liability insurance shall be maintained for at least two (2) years following the later of the date of Final Completion of Facilities Modifications or Start of Full Commercial Production.

     9.3.2 All coverage provided by the insurance required by Article 9.3 shall be on an occurrence basis. TFG shall provide to each PROJECT OWNER promptly after the Effective Date a certificate evidencing the coverage required by Article 9.3 and, except in the case of professional liability insurance, naming each PROJECT OWNER and their employees, officers, directors and agents as an additional insured.

     9.3.3 TFG shall ensure that all subcontractors engaged by it shall purchase and maintain insurance comparable to that required by Article 9.3 above; provided that such subcontractors shall not be required to obtain umbrella coverage in excess of $5,000,000.

9.4 TFG shall place and maintain Builder's Risk property insurance in the amount of the cost of replacement for the entire Work, excluding tools and equipment of TFG and subcontractors and any other property not a permanent part of or intended to become a permanent part of the Project at the site. Such property insurance shall be maintained, unless otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until no person or entity other than EARTHSHELL or SWEETHEART, as appropriate, has an insurable interest in the property required to be covered. This insurance shall include the interests of EARTHSHELL or SWEETHEART, as appropriate, TFG and subcontractors in the Work.

     9.4.1 Builder's risk property insurance shall be on an "All-Risk" policy form and shall insure against the perils of fire, and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, falsework, errors and omissions, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements and all other risks of property damage as to which coverage is reasonably available, with any exclusions clearly defined in the Certificate of Insurance, and shall cover reasonable compensation for EARTHSHELL's architect's or engineer's services and expenses required as a result of such insured loss.

     9.4.2 EARTHSHELL shall pay all costs not covered because of any deductible under the property insurance described in Article 9.4, provided that the amount of such deductible shall be approved by EARTHSHELL in advance.

     9.4.3 Each PROJECT PARTY waives all rights against each other PROJECT PARTY and any of their subcontractors, at any tier, and their employees and agents, each of the other, for damages caused by fire or other perils to the extent covered by property insurance obtained by TFG or other property insurance applicable to Work, except such rights as they have to proceeds of such insurance. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

     9.4.4 A loss insured under such property insurance shall be adjusted with EARTHSHELL and SWEETHEART and made payable to EARTHSHELL and SWEETHEART as trustees for the insureds, as their interests may appear. TFG shall pay subcontractors their just shares of insurance proceeds received by TFG, and by appropriate written agreements shall require subcontractors to make payments to their lower-tier subcontractors in similar manner.

9.5 As to TFG's liability, if any, arising out of this Agreement for professional negligence, EARTHSHELL, SWEETHEART, and TFG agree that, to the extent permitted by law, the entire joint, several and individual liability of TFG, its officers, agents, subcontractors, representatives and employees, irrespective of the number of claims, shall in no event exceed the total amount of engineering, procurement, construction management or other fees paid or to be paid to TFG hereunder; provided that the foregoing limitation shall not be applicable to any gross negligence or reckless or willful misconduct. Subject to TFG's express obligations under Article 6.5, neither TFG nor its officers, agents, representatives or employees shall be liable to EARTHSHELL, SWEETHEART, their officers, representatives, subcontractors, affiliates or agents for any indirect, special, reliance, incidental, consequential or exemplary damages arising out of or in connection with this Agreement.

     9.5.1 These limitations of liability shall apply regardless of whether a claim is based on contract (including breach of representation or warranty), delay, negligence (active or passive), strict tort liability or other theory of law, but shall not apply to any claim based on gross negligence or reckless or willful misconduct.

9.6 TFG has authority and control over its and its subcontractors' employees at the plant site and is best able to provide for their safety. Accordingly, to the maximum extent allowed by law, TFG will defend and indemnify EARTHSHELL and SWEETHEART against any claims arising from injury, illness or death, including all costs of defense of such claims, to TFG or any subcontractor employees (current and former), their spouses (current and former), their children, or anyone else whose claim is based upon injury, illness or death to said employees of TFG or any of its subcontractors.

     9.6.1 EARTHSHELL and SWEETHEART have authority over their respective employees at the plant site and are best able to provide for their safety. Accordingly, to the maximum extent allowed by law, EARTHSHELL and SWEETHEART shall defend and indemnify TFG from claims by EARTHSHELL's and SWEETHEART's respective employees (current and former), their spouses (current and former), and their children, and anyone else whose claim is based on injury, illness or death of said employees of EARTHSHELL and SWEETHEART.

     9.6.2 Except as otherwise expressly provided herein, the indemnities herein shall apply regardless of the fault or negligence of the party to be indemnified, but shall not apply to injury, illness or death caused by the willful misconduct or sole or gross negligence of the party to be indemnified.

9.7 The parties waive any right that limits, voids or makes unenforceable their respective indemnification obligations as set forth herein. If any such right is deemed or ruled not to be subject to a waiver, the parties agree that an amount equal to the amount which would have been needed to fully satisfy the obligations of such other party to defend and indemnify the other party or its partners, agents and employees, as set forth herein, will be promptly paid as additional compensation.

9.8 The provisions in Article 9 of this Agreement shall survive the completion or termination of this Agreement.

                                     ARTICLE 10
                            TERMINATION OF THE AGREEMENT

10.1 EARTHSHELL and SWEETHEART may terminate this Agreement for any reason effective upon thirty (30) days written notice to TFG. If the PROJECT OWNERS so terminate, TFG shall be entitled to compensation only for Work relating to the Equipment Installation or Facilities Modification, as the case may be, actually performed on the Project through the fifteenth day after the notice is delivered less all such payments already made to TFG. Termination expenses shall include reasonable demobilization and cancellation costs arising from such termination. Such payments by EARTHSHELL shall be TFG's sole and exclusive remedy for EARTHSHELL's or SWEETHEART's termination for convenience and EARTHSHELL and SWEETHEART shall have no further obligation to TFG.

10.2 EARTHSHELL and SWEETHEART may terminate this Agreement upon written notice to TFG, if TFG is in default of this Agreement with respect to the Facilities Modification and TFG fails to commence to cure such default within fifteen (15) days from delivery of the notice. In all other circumstances any PROJECT PARTY may terminate this Agreement upon written notice to the other two PROJECT PARTIES, if either PROJECT OWNER or TFG is in default of any material term of this Agreement and fails to commence to cure such default within fifteen (15) days from delivery of the notice and thereafter diligently and continuously to proceed to cure such default.

     10.2.1 If either PROJECT OWNER cancels because of TFG's default, no further fees or expenses shall be payable to TFG hereunder after the notice of default. Such cancellation shall not prejudice such PROJECT OWNER's right to claim damages or to pursue any appropriate legal or equitable remedy otherwise provided for in this Agreement or by applicable law. If TFG cancels because of a PROJECT OWNER'S default, EARTHSHELL (on behalf of itself or SWEETHEART) shall be obliged to pay TFG only for Work relating to the Equipment Installation or Facilities Modification, as the case may be, actually performed on the Project through the fifteenth day after the notice is delivered less all such payments already made to TFG. Such payments by EARTHSHELL to TFG shall not prejudice TFG's right to claim damages or to pursue any other appropriate remedy provided for under this Agreement.


                                     ARTICLE 11
                                  CONFIDENTIALITY

11.1 EARTHSHELL, SWEETHEART and TFG will receive information from each other in connection with this Agreement. All such information shall be treated as confidential information unless designated otherwise. TFG shall not, without the prior written consent of EARTHSHELL or SWEETHEART, as applicable, use confidential information for any purposes other than the performance of Work, nor disclose such information to any other entity except as required for the performance of Work and only if such third party has agreed in writing to hold such information confidential. All EARTHSHELL or SWEETHEART-supplied documents shall be returned by TFG at the completion of Work or upon termination of this Agreement.

11.2 Nothing furnished to TFG which is already known to TFG at the time of disclosure and that is not required to be treated as confidential information, or is, or becomes generally known to the related industry and public through no fault of TFG, shall be deemed confidential.

11.3 TFG shall have the right to take photographs of the project site during construction and at completion of the Project, upon reasonable notice to and prior written approval of EARTHSHELL and SWEETHEART.

11.4 Any confidential know how or other trade secrets (and any patentable or copyrightable subject matter included therein or forming a part thereof) that is first created or developed by TFG in the performance of Work shall be deemed to be owned by EARTHSHELL and shall not be disclosed to any third party or used for any purpose other than in connection with the performance of Work hereunder.

                                     ARTICLE 12
                                      NOTICES

12.1 All notices or other official correspondence relating to contractual matters among the PROJECT PARTIES shall be made by fax transmission or U.S. Postal Service, first-class, postage-paid mail addressed to the parties at their respective street addresses as follows:

To: EARTHSHELL:                         EarthShell Corporation
                                        800 Miramonte Drive
                                        Santa Barbara, California 93109-1419
                                        Attention:  Simon Hodson
                                        Facsimile: (805) 899-3517

                                        with a copy to:

                                        EarthShell Corporation
                                        800 Miramonte Drive
                                        Santa Barbara, California 93109-1419
                                        Attention: General Counsel
                                        Facsimile: (805) 899-3517

To: SWEETHEART                          Sweetheart Cup Company Inc.
                                        10100 Reistertown Road
                                        Owings Mills, Maryland 21117
                                        Attention: D.E. Boyles
                                        Facsimile: (410) 998-2718

                                        with a copy to:

                                        Sweetheart Cup Company Inc.
                                        10100 Reistertown Road
                                        Owings Mills, Maryland 21117
                                        Attention: Vice President and General
                                                   Counsel
                                        Facsimile: (410) 998-1313

To: IDC PARTIES:                        IDC
                                        2020 S.W. Fourth Avenue
                                        Portland, Oregon 97201
                                        Attention: Vern Jackson
                                                   David Etchart
                                        Facsimile: 503-423-3963

                                     ARTICLE 13
                                 DISPUTE RESOLUTION

13.1 All claims, disputes and other matters in question relating to this Agreement shall be resolved pursuant to this Article 13. Any dispute among or between any PARTY shall be resolved, first by mediation by referring the matter to the respective PROJECT OWNER Representative(s) and the TFG Representative; and failing resolution, to a third party mediator, agreed to by the PROJECT PARTIES. If the dispute cannot be resolved by mediation or the parties fail to agree upon a mediator within thirty (30) days, then the dispute will be referred to arbitration under the construction rules of the American Arbitration Association, pursuant to the following procedures:

     (a) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.

     (b) Such arbitration shall be conducted by a panel of three arbitrators appointed as follows. If the dispute involves the three PROJECT PARTIES, then one (1) arbitrator (the "Project Party Appointee") shall be appointed by the PROJECT OWNER(S) that are involved in the dispute, one (1) arbitrator (the "TFG Appointee") shall be appointed by TFG and one (1) arbitrator (the "Independent Arbitrator") shall be selected by Project Party Appointee and the TFG Appointee. The PROJECT OWNER(S) and TFG shall each appoint their respective Appointee within ten (10) business days after a disputed matter is submitted to arbitration. If the Project Party Appointee and the TFG Appointee are unable to agree upon an Independent Arbitrator within ten (10) business days after the latter of such Appointees is appointed, then such Independent Arbitrator shall be appointed by the American Arbitration Association. If the dispute involves just the PROJECT OWNERS, then one (1) arbitrator shall be appointed by EARTHSHELL (the "EARTHSHELL Appointee"), one
(1) arbitrator shall be appointed by SWEETHEART (the "SWEETHEART Appointee"), and one (1) arbitrator shall be appointed by the PROJECT OWNERS' Appointees. The PROJECT OWNERS shall each appoint their respective Appointee within ten
(10) business days after a disputed matter is submitted to arbitration. If the PROJECT OWNERS' Appointees are unable to agree on an Independent Arbitrator within ten (10) business days of their appointments, then the Independent Arbitrator shall by appointed by the American Arbitration Association.

     (c) A determination by a majority of the panel of three arbitrators shall be binding.

     (d)  Reasonable discovery shall be allowed in arbitration.

     (e) The parties to the dispute shall be entitled to be represented at the arbitration by legal counsel and shall be entitled to adduce evidence.

     (f) Unless otherwise agreed by the parties to the dispute, all arbitration proceedings shall be held in Baltimore, Maryland.

     (g) Each party agrees to comply with any award made in such proceeding that has become final and to the entry of a judgment in accordance with applicable law in any court having jurisdiction thereof upon any award rendered in such proceeding that has become final.

     (h) The decision of the arbitrator shall be tendered within sixty (60) days of the final submissions of the parties to the dispute in writing or in a hearing before the arbitrators.

     (i) Each such arbitration award that has become final shall be conclusive and binding upon the parties to the dispute and shall not be appealable.

     (j) Attorneys' fees, costs and other out-of-pocket expenses may be awarded by the arbitrators in their discretion to the Party that prevails in any such arbitration, provided that each party to the dispute shall pay its own expenses pending the awarding thereof to the party that prevails in any such arbitration. The costs of the arbitration shall be allocated evenly between or among the parties that are involved.

The foregoing agreement to arbitrate shall be specifically enforceable and the award rendered by the arbitrators shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Nothing in this Article 13.1 shall limit the rights of any of the parties to seek in any court of competent jurisdiction such interim equitable relief as may be needed to maintain the status quo, to prevent irreversible harm or otherwise protect the subject matter of the arbitration until the matter shall have been finally resolved. Any such interim relief ordered by a court shall not determine or prejudge the substantive issues to be decided by such arbitration. In addition, if a disputed matter is submitted to arbitration, and the arbitrators deem themselves to be incompetent to hear any matter brought before them pursuant to this Article 13.1, then the parties may seek relief in any court of competent jurisdiction.

13.2 For an arbitration between the parties pursuant to the terms of this Agreement, EARTHSHELL, SWEETHEART and TFG agree that, at TFG's option, the parties will consolidate such arbitration with arbitration between TFG and any of its consultants, subcontractors, suppliers, or any other party with whom TFG may have an agreement in connection with the Project.

13.3 Unless otherwise ordered by EARTHSHELL and SWEETHEART, TFG shall continue to proceed with Work under this Agreement, pending any dispute resolution procedures, and EARTHSHELL shall continue to make all payments which are not in dispute in accordance with this Agreement.

13.4 Any disputes between EARTHSHELL and SWEETHEART on any issues or between EARTHSHELL and TFG related to separate compensation agreements shall be resolved independently from this Agreement.

                                     ARTICLE 14
                                 CONTRACT DOCUMENTS

14.1 The following agreements and documents (the "Contract Documents") comprise the entire agreement between EARTHSHELL and SWEETHEART, on the one hand, and TFG, on the other, with respect to the Work (except as may be otherwise specifically agreed in writing, in the event of a conflict between two or more Contract Documents, the following order of precedence shall govern):

     A. This Agreement;
     B. All Exhibits to this Agreement (Exhibits A, B and C),
     C. All Change Orders authorizing Changes in Work (Scope, Schedule, Compensation); and,

     D. Any notice to proceed, purchase order or other authorization from EARTHSHELL or SWEETHEART.

                                     ARTICLE 15
                       LIABILITY OF CH2M FOR TFG PERFORMANCE

15.1 CH2M (together with IDC) shall be jointly and severally liable for all of the obligations of TFG under this Agreement, as they may be increased, extended or otherwise modified from time to time after the Effective Date.

                                     ARTICLE 16
                              MISCELLANEOUS PROVISIONS

16.1 Each party is an independent contractor, and no party shall be deemed to be the agent of any other party.

     16.1.1 The parties shall not subcontract nor assign this Agreement in whole or part, for any purpose, without the written consent of the other.

     16.1.2 This Agreement shall be binding upon and inure to the benefit of EARTHSHELL, SWEETHEART, and the IDC PARTIES and their respective successors in interest and permitted assigns. No assignment of this Agreement shall be effective until the assignee assumes in writing the obligations of the assigning party, and delivers such written assumption to the other original party to this Agreement. Any attempt at assignment of this Agreement without such written consent shall be null and void.

     16.1.3 EARTHSHELL, SWEETHEART and the IDC PARTIES acknowledge that nothing in the Agreement implies any undertaking by TFG for the benefit of, or which may be enforced by, any third party and that TFG's obligations are solely intended for the benefit of EARTHSHELL and SWEETHEART.

16.2 This Agreement shall be governed by the laws of the state of Maryland, excluding conflict of law provisions. Subject to Article 13, each party shall bear the cost of its own defense in such legal actions, including attorneys' fees.

16.3 If at any time any provision of this Agreement is in conflict with any law, ruling, order, rule or regulation, or is unenforceable for any reason, then such provision shall continue in effect only to the extent that it remains valid. If any provision of this Agreement becomes less than fully operative, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

16.4 This Agreement represents the entire agreement between EARTHSHELL and/or SWEETHEART, on the one hand, and the IDC PARTIES, on the other hand, and supersedes all prior and contemporaneous negotiations, representations and agreements. This Agreement may be amended only by written instrument signed by EARTHSHELL, SWEETHEART [to extent of any change which affects SWEETHEART's rights or obligations] and TFG. Nothing herein shall affect any agreement between SWEETHEART and EARTHSHELL.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

EARTHSHELL CORPORATION                    IDC CONSTRUCTION MANAGEMENT, INC.

By:______________________________         By:______________________________

Name:____________________________         Name:____________________________

Title:___________________________         Title:___________________________

Date:____________________________         Date:____________________________


SWEETHEART CUP COMPANY INC.               CH2M HILL INDUSTRIAL DESIGN
                                          CORPORATION

By:______________________________         By:______________________________

Name:____________________________         Name:____________________________

Title:___________________________         Title:___________________________

Date:____________________________         Date:____________________________

EXHIBIT  A

                                        TO
                  DESIGN, PROCUREMENT AND CONSTRUCTION MANAGEMENT
              SERVICES AGREEMENT AMONG EARTHSHELL, SWEETHEART AND TFG

                                   SCOPE OF WORK

THE PROJECT

TFG WILL PROVIDE ENGINEERING, DESIGN AND CONSTRUCTION MANAGEMENT SERVICES FOR FACILITY MODIFICATIONS AND THREE PROCESS EQUIPMENT LINES AT THE SWEETHEART CUP ST. THOMAS PLANT WHICH WILL MANUFACTURE 720 MILLION SANDWICH CONTAINERS ANNUALLY, USING THE PATENTED EARTHSHELL CONTAINER TECHNOLOGY AND IN ACCORDANCE WITH THE APPROVED MCDONALD'S SPECIFICATION.

    TFG'S SERVICES ARE MORE FULLY DESCRIBED IN THE FOLLOWING SCOPE OF SERVICES.

                                     EXHIBIT  B
                                         TO
                  DESIGN, PROCUREMENT AND CONSTRUCTION MANAGEMENT
           SERVICES AGREEMENT AMONG EARTHSHELL, SWEETHEART, CH2M AND IDC

                              TARGET CONTRACT SCHEDULE

THIS EXHIBIT CONSISTS OF TWO PARTS:

B-1  DEFINITIONS OF PROJECT MILESTONES INCORPORATED INTO THE AGREEMENT

B-2  PROJECT SCHEDULE

THIS SCHEDULE ALSO IDENTIFIES THE ORDER DATES, DELIVERY AND ASSEMBLY DATES FOR
THE PROCESS EQUIPMENT PURCHASED BY EARTHSHELL.   ANY DELAYS IN MEETING SUCH
DATES WILL IMPACT OVERALL PROJECT SCHEDULE.

                                     EXHIBIT  C
                                         TO
                  DESIGN, PROCUREMENT AND CONSTRUCTION MANAGEMENT
           SERVICES AGREEMENT AMONG EARTHSHELL, SWEETHEART, CH2M AND IDC
                                    COMPENSATION

 DESIGN AND CONSTRUCTION MANAGEMENT FEES
 A)  TFG Engineering                                          Per Rate Table in
                                                                       Proposal

 B)  TFG Construction Management                              Per Rate Table in
                                                                       Proposal

 C)  TFG Subconsultants                                            Cost plus 4%

 D)  TFG Direct Expenses                                      Per Rate Table in
                                                                       Proposal
-------------------------------------------------------------------------------
 TOTAL EPCM SERVICES:                                            Sum of A+B+C+D

 COST OF CONSTRUCTION WORK
 F)  CM Field Costs (trailers; permits & licenses;                  Actual Cost
 equipment leases; builder's risk premiums; temporary utilities; state and local taxes related to construction equipment; storage and delivery costs, CM travel and per diem; etc.)

 G)  Subcontractor Costs                                            Actual Cost

 H)  Equipment Purchases (excluding production equipment)           Actual Cost

 I)   Subtotal                                                       Sum of G+H

 J)   TFG Contractor Fee                                                5% of I
-------------------------------------------------------------------------------
 TOTAL CONSTRUCTION COST (COST PLUS FEE):                            SUM OF I+J

Note: The Fee Rate Tables and Reimbursable Expense Tables referred to above are the Preferred Rates which TFG agreed to use to provide services to EARTHSHELL in a previous Memorandum of Understanding agreement between the two parties.